EXHIBIT 1.1

CONSOLIDATED

CORPORATE BY-LAWS

EMBOTELLADORA ANDINA S.A.

UPDATED WITH THE AMMENDMENTS APPROVED AT THE

SPECIAL SHAREHOLDERS’ MEETING HELD JUNE 25, 2012

TITLE FIRST

Name, Domicile, Duration and Purpose.

ARTICLE FIRST: A stock corporation is organized under the name of “Embotelladora Andina S.A.”, which shall be governed by the provisions in these by-laws and in absence thereof, by the provisions in the Stock Corporation Regulations and legal and regulatory provisions in force.

ARTICLE SECOND: The Company’s legal domicile shall be the city of Santiago, notwithstanding the special domiciles of offices, agencies or branches that are established in the country as well as abroad.

ARTICLE THIRD: The duration of the company shall be indefinite.

ARTICLE FOURTH: The purpose of the company shall be to execute and develop the following, either directly itself or through other persons, and either on its own account or that of others:

a.              Develop one or more industrial establishments dedicated to the business, operations and activities to manufacture, produce, elaborate, transform, bottle, can, distribute, transport, import, export, purchase, sell and market in general, in any form and in any way, any type of food product and in particular any type of mineral water, juice, beverage and drink in general or other similar products, and raw materials or semi- finished materials used in such activities and/or products complementary or related to the preceding businesses and activities;

b.              Develop one or more agricultural or agro industrial establishments and farm land dedicated to the business, operations and development of agricultural activities and agro industry in general.

c.               Produce, elaborate, transform, distribute, transport, import, export, purchase, sell and market in general, in any form and in any way, any type of agricultural products and/or agro industrial products and raw materials, or semi-finished materials used in such activities, and/or products complementary or related to the preceding activities;

d.              Manufacture, elaborate, distribute, transport, import, export, purchase, sell and market in general, in any form and in any way, any type of container; and execute and develop any type of material recycling process and activity;

e.               Accept from and/or grant the representation of trademarks, products and/or licenses related to such businesses, activities, operations and products to national or foreign companies;

f.                Provide any type of service and/or technical assistance in any way related to the goods, products, businesses and activities referred to in the preceding letters;

g.               Invest cash surplus, even in the capital market; and

h.              In general, undertake all other businesses and activities supplementary or linked to the above mentioned operations.

The Company may execute its objective directly or by participating as a partner or shareholder in other companies or by acquiring rights or interests in any other type of association related to the aforesaid activities.

TITLE SECOND

Capital and Shares.

ARTICLE FIVE:  The company´s capital equity is Ch$270,759,000,000  divided into 473,289,368 Series A shares and 473,289,368 Series B shares, both preferred and with no par value, whose features, rights and privileges are indicated in the following paragraphs of this Article:

a)             The preference of Series A shares shall consist solely of the right to elect twelve out of the fourteen regular Board members the company has.

b)             The preferences of Series B shares shall consist solely of the right to receive all and any of the per share dividends the company may distribute, whether temporary, definitive, minimum mandatory, additional, or eventual, increased by 10%.

c)              If in the future because of the exchange of shares, distribution of paid-up shares or issuance of cash shares, or for any other reason or cause, the number of Series A and/or B shares were to increase or decrease, the privileges and rights of the recently indicated series of shares set forth in these by-laws shall not be altered under any circumstance.

d)             The preferences of Series A and B shares shall remain in effect through the period expiring on December 31, 2130. Once this period has expired, Series A and B shall be eliminated and the shares which comprise them shall automatically become common shares without any preference whatsoever, therefore eliminating the division of shares into series.

e)              The preferences of Series A and B shares shall remain in effect even when the shares from this series are transferred and/or transmitted, whether in whole or in part.

f)               Series A shares shall be entitled to full voting rights without limitations, notwithstanding this Article and Article Seven of these by-laws regarding the election of the Company´s Board members.

g)              Series B shares shall be entitled to a limited voting right, voting only on the following matters: the election of a Board member for the company, pursuant to Article Seven of these by-laws.

ARTICLE SIXTH: Shares shall be nominative; their subscription and payment, transfer, mentions and formalities of the certificates, the way in which those lost or misplaced shall be replaced, the registration of shareholders and other matters related to the shares and certificates shall be governed by the provisions of Law and its Regulations

TITLE THIRD

Company Management.

ARTICLE SEVEN:  The company shall be managed by a Board comprised of fourteen members.  The Board members, who may or may not be shareholders, shall hold office for three years and may be re-elected indefinitely.  There will be no alternate directors.

Board members shall be elected by Series A and B shares in separate voting as follows: Series A shares shall elect twelve Board members and Series B shares shall elect two Board members.

ARTICLE EIGHTH: The status of Director is acquired by expressed or implied acceptance of the designation.  If a vacancy were to occur in a directorship, the entire Board shall be renewed at the next Regular Shareholders’ Meeting to be held by the company, and in the interim, the Board may appoint a replacement.

ARTICLE NINTH: The Board shall appoint a Chairman from among its members at the first meeting after the election thereof, who shall also be the Chairman of the company’s General Shareholders’ Meetings, and it shall appoint a Vice-Chairman to hold the office of the former whenever the Chairman cannot for any reason whatsoever.

ARTICLE TENTH: Within the relevant statutory, legal and regulatory limits, the Board of Directors will have the Company’s judicial and extrajudicial representation in everything concerning the fulfillment of its objective which will not be necessary to prove to any third party. The Board of Directors will be vested in all management faculties and dispositions which the law or the by-laws does not establish as proprietary of the General Shareholders’ Meeting, without any need to grant special power, even for those acts or contracts in respect of which that circumstance is required by law. The above does not preclude the representation of the General Manager of the company, in accordance with the law and the by-laws. Thus, it will be up to the Board of Directors to:

a)             Manage, direct and supervise corporate operations with the most ample powers, perform all acts and enter into all contracts corresponding to the company’s business concern and its specific purposes thereof and represent it judicially and extra judicially, notwithstanding the judicial representation pertaining to the General Manager.

b)             Appoint the Chairman and Vice-Chairman of the Board, who shall also be the Chairman and Vice-Chairman of General Shareholders’ Meetings; appoint the General Manager, set his compensation, supervise his acts and remove him from his position or terminate his services;

c)              Designate any individual to perform the tasks of Secretary to the Board and General Shareholders’ Meetings and set the compensation thereof for these services or declare that these tasks must be performed by the General Manager without entitlement to special compensation.

d)             Issue, modify and void the internal regulations necessary for the proper operation of the company.

e)              Approve the issuance of bonds or debentures.

f)               Resolve the establishment of agencies, branches or offices in any other point of the country or abroad.

g)              Present an explanatory Annual Report on the Company’s situation in the most recent fiscal year to the Regular Shareholders’ Meeting, within the purview of the Law and its Regulations, as well as a Balance Sheet with a profit and loss statement and report submitted by the external auditors; and propose thereto the distribution of profits, notwithstanding approval of the distribution of interim dividends during the fiscal year chargeable to profits of the same, provided there are no accumulated losses.

h)             Convene Regular and Special General Shareholders’ Meetings and implement and enforce their resolutions.

i)                 Delegate part of their powers to Managers, Deputy Managers and/or Company Attorneys, to one Director or a committee of Directors and, for specially determined purposes, to other individuals.  It may, in use of these powers, confer special powers of attorney required by the General Manager and other officers of the Company to cooperate in the management thereof and exercise their judicial and extrajudicial representation in Chile and abroad.

j)                Approve, organize, incorporate, take part or form part of other corporations, partnerships, joint ventures or entities of any kind whose line of business facilitates or complements the corporate purpose of the Company and carry out all dealings, adopt all resolutions and perform all acts it deems suitable to corporate interests, unless they are within the exclusive competence, decision or hearing of General Shareholders’ Meetings.

k)             Resolve all matters not stipulated in these By-laws.

ARTICLE ELEVENTH: Directors shall be compensated for the duties they perform as such; the amount of such compensation shall be set annually by the Regular Shareholders’ Meeting. The foregoing does not prevent other compensation or allowances for duties or services other than the exercise of their positions, and they should comply in such respect with the corresponding legal and regulatory provisions.

ARTICLE TWELFTH:  The Board shall hold its meetings at the registered offices, unless the Board itself resolves otherwise, and it should meet according to corporate needs. Board Meetings shall be both regular and special. Regular Board Meetings shall be held on the dates and at the times pre-set by the Board itself, shall not require any special notice and shall be held at least once a month.

Special Board Meetings shall be held whenever they are specially summoned by the Chairman himself or at the request of one or more Directors after qualification by the Chairman of the need for the meeting, unless the meeting is requested by two or more directors, in which case the meeting must be held without such prior qualification. Only the matters that are especially indicated in the summons may be discussed at special meetings unless all directors in office are present and unanimously resolve otherwise. The notice of a special meeting shall be made by certified letter sent to the domicile that each of the Directors has registered with the Company at least three days in advance of the date the meeting is to be held; this term may be reduced to twenty-four hours in advance if the letter is delivered personally to each Director by Notary Public. The summons to a special meeting shall contain a reference to the matter(s) to be discussed thereat and may be omitted if all the Directors in office in the company attend the Meeting.

The minimum quorum for a meeting shall be an absolute majority of the number of Directors established in these by-laws and resolutions shall be adopted by an absolute majority of the voting Directors present, unless when the Law, Regulations or these by-laws require a different quorum or majority.  In the case of a tie vote, the deciding vote shall be cast by whoever is presiding the meeting.

ARTICLE THIRTEENTH: The duties of a director may not be delegated. However, the board may delegate part of its powers to managers, deputy managers or attorneys of the company, to one director or a committee thereof and for specially determined purposes to other individuals.

ARTICLE FOURTEENTH: The deliberations and resolutions of the board shall be recorded in a special minutes book that shall be signed by the members that have attended the meeting. If any thereof dies or is prevented for any reason from signing the minutes, the fact of impediment shall be recorded at the footer thereof.

ARTICLE FIFTEENTH: A Director who wishes to avoid his liability for any act or resolution of the board shall record his opposition in the minutes and such fact shall be reported by the Chairman of the company at the earliest Regular General Shareholders’ Meeting.

TITLE FOURTH

Chairman, Vice-Chairman and Manager.

ARTICLE SIXTEENTH: The Chairman, and in the event of his absence or disability, the Vice Chairman, shall: a) chair the meetings of the board and shareholders’ meetings; b) summon Board meetings pursuant to article twelfth hereof; c) sign deeds and documents that are required to implement the resolutions of the board whenever no other individual has been specifically appointed to do so; d) in general, perform the other tasks that are conferred thereupon by these by- laws and those that the board deems convenient to entrust therewith.

ARTICLE SEVENTEENTH: The Board shall appoint a General Manager of the Company, who shall be responsible for the management of corporate affairs. The position of General Manager is incompatible with that of Chairman, auditor or accountant of the Company.

In addition to the obligations and attributions stipulated therefore by pertinent legal and regulatory provisions, the General Manager shall:

a)             perform the operations in the line of business of the company while adhering to the resolutions of the board and shareholders’ meetings, the laws and regulations and these by-laws;

b)             represent the company judicially, being legally vested with the powers set forth in both subparagraphs of article 7 of the Code of Civil Procedure;

c)              participate in Board meetings with the right to voice, and shall be liable together with the members thereof for all resolutions damaging to the Company and shareholders when his contrary opinion is not recorded in the respective minutes;

d)             perform the tasks of Secretary to the Board and shareholders’ meetings, unless a secretary is especially appointed to such position;

e)              organize and inspect the accounting and intervene in the preparation of balance sheets and inventories;

f)               keep custody of corporate books and documents, ensuring that they are kept with the regularity required by law or by regulatory norms;

g)              Supervise the conduct of the Company’s employees and workers and adopt the measures he deems suitable in this regard;

h)             Make payments ordered by the Board and those pertaining to the Company’s management;

i)                 Order the publications and notices required by law, unless another person is empowered therefore;

j)                Pay taxes, assessments and permits within the legal terms therefore; and

k)             in general, fulfill the duties and exercise the authorities indicated herein and those vested or granted by the Board.

TITLE FIFTH

General Shareholders’ Meetings.

ARTICLE EIGHTEENTH: General Shareholders’ Meetings shall be either Regular or Special.

ARTICLE NINETEENTH: Regular general Shareholders’ Meetings shall be held once a year within the first four months following the date of the annual balance sheet in order to discuss and decide upon the matters indicated in article fifty six of Law eighteen thousand and forty six.

ARTICLE TWENTIETH: Special General Shareholders’ Meetings may be held at any time according to corporate needs and to discuss and decide upon any matter within the competence thereof, provided it is indicated in the summons. Only the following matters may be discussed at Special Shareholders’ Meetings

1)             The dissolution of the company;

2)             The transformation, merger or division of the Company and a amendment of its by-laws;

3)             The issuance of bonds or debentures convertible to shares;

4)             The transfer of title of property, plant and equipment and liabilities of the company or of all its assets;

5)             The granting of real or personal guarantees to secure third-party obligations, except for those of subsidiary companies, in which case the approval of the Board shall suffice; and

6)             The other matters that by law or the by-laws corresponds to the hearing or competence of Shareholders’ Meetings.

The matters referred to in numbers 1), 2), 3) and 4) may only be approved at a Meeting held in presence of a Notary Public, who shall certify that the Minutes are a true record of the events and resolutions adopted at the meeting.

ARTICLE TWENTY-FIRST: Meetings shall be convened by the company’s board of directors as set forth in article fifty-eight of Law 18,046 and summons thereof shall be given pursuant to article fifty-nine of the same law.

ARTICLE TWENTY-SECOND: General Shareholders’ Meetings shall be installed upon first notice by an absolute majority of the voting shares issued and upon second notice by the shares present or represented thereat, whatever their number. Resolutions shall be adopted by an absolute majority of the voting shares present or represented, except regarding those matters where the laws or these by-laws require a different quorum or majority.

ARTICLE TWENTY-THIRD: Only those shareholders registered in the Shareholders´ Registry five days prior to the date the corresponding Meeting is to be held shall be entitled to participate in the same and exercise their rights to voice and vote. The shareholders shall be entitled to one vote per each share they own or represent, being able to accumulate or distribute them in the elections as they see fit, notwithstanding the voting right restrictions of Series B preferred shares, as stipulated in letter “G” Article Fifth of these Bylaws and notwithstanding the voting right restrictions of the shares owned by the Mutual Funds.

ARTICLE TWENTY-FOURTH: Shareholders may be represented at meetings by other persons even if they are not shareholders. Proxies shall be conferred in writing for all the shares held by the principal on the date indicated in the preceding article. The proxy letters addressed to the company that do not indicate the name of the agent shall be understood as granted to the directors and shall be distributed among the directors in office and present at the meeting in parts equal to the number of shares such proxies represent.

ARTICLE TWENTY-FIFTH: The participants at General Shareholders’ Meetings shall sign an attendance sheet where the number of shares held by the signatory shall be indicated after each signature as well as the number of shares he/she represents and the name of the representee.

ARTICLE TWENTY-SIXTH: The deliberations and resolutions of meetings shall be recorded in a minutes’ book that shall be kept by the secretary. Minutes shall be signed by whoever acted as chairman and secretary and by three shareholders elected thereat, or by all those present if less than three.

ARTICLE TWENTY-SEVENTH: The regular Shareholders’ Meeting shall annually appoint independent external auditors to examine the accounting, inventory, balance sheet and other financial statements of the company, with the obligation to report in writing to the next regular Shareholders’ Meeting on the fulfillment of their mandate.

TITLE SIXTH

Balance Sheet and Distribution of Profits.

ARTICLE TWENTY-EIGHTH: The Company shall prepare a balance sheet annually on its operations as of December 31st, which shall be presented together with the profit and loss statement, the report by the auditors and annual report to the respective Shareholders’ Meeting. The board shall send a copy of the balance sheet, annual report, report by the auditors and respective notes to each of the shareholders registered in the Registry no later than by the date the first summons is published. Moreover, the company shall publish the information determined by the Superintendence on its duly audited general balance sheet and profit and loss statements in a widely circulated newspaper in the corporate domicile no less than ten nor more than twenty days in advance of the meeting that must rule thereon, and it shall send such documents to the Superintendence within the same term and maintain them at the disposal of the shareholders as indicated in article fifty-four of Law 18,046 for their examination during the period stipulated therein.

ARTICLE TWENTY-NINTH: Net profits from the fiscal year shall be allocated as follows: a) a portion equal to at least 30% of the profits, to be distributed as a cash dividend among Series A and B shareholders, prorated according to their shares; b) a sufficient portion shall be allocated to increase the dividend to which Series B shareholders may be entitled as per the above, in the amount necessary to comply with stock preference of the aforementioned Series B as established in letter “B” under Article Five of these by-laws;  c) the remaining profits the Shareholders’ Meeting agrees not to distribute as a dividend during the fiscal year shall be allocated to create the reserve funds determined by the same Shareholders´ Meeting, such balance also being able to be allocated to pay possible dividends in future periods.

An option may be granted to shareholders to receive the amounts approved for payment as a dividend over and above the minimum mandatory dividend indicated in preceding letter “a” plus the increment set in preceding letter “b” in cash, in paid-up shares in the same issue or in shares in open corporations held by the company.  The portion of profits not allocated by the Meeting to the payment of dividends may be capitalized at any time under a by-law amendment.

TITLE SEVENTH

Dissolution, Liquidation and Jurisdiction.

ARTICLE THIRTIETH: The company shall be dissolved due to the corresponding legal causes.

ARTICLE THIRTY-FIRST: Once the company is dissolved and if its liquidation is necessary, it shall be made by a liquidation commission composed of three liquidators appointed by the shareholders’ meeting, which shall also set the compensation thereof and the term to perform their task, which may not exceed three years.

ARTICLE THIRTY-SECOND: The difficulties arising among the shareholders as such or between the latter and the company or its managers, either during the life of the company or its liquidation, shall be finally resolved by an arbitrator, who shall be appointed by a Civil Court of the circuit of Santiago from among the individuals who have been a member attorney or justice of the Supreme Court for at least two years; notwithstanding the provisions in paragraph second of article one hundred and twenty-five of Law 18,046.

TRANSITORY ARTICLES

TRANSITORY ARTICLE ONE: At a Special General Shareholders’ Meeting of the Company held July 25, 2012, the merger by incorporation into Embotelladora Andina S.A. of Embotelladoras Coca-Cola Polar S.A., was agreed and approved, the latter merging into the first, and the first acquiring all of the latter’s assets and liabilities, and becoming the legal successor in all its rights and obligations The merger will come into financial effect beginning April 1, 2012, all the assets and shareholders of Embotelladoras Coca-Cola Polar S.A being incorporated to Embotelladora Andina S.A. As a consequence of that, by the sole authority of law, the patrimony and shareholders of Embotelladoras Coca-Cola Polar S.A has been incorporated into Embotelladora Andina S.A., the first of which will be dissolved as of the date the merger becomes material.  The merger is approved on the basis of books and legal records of Embotelladora Andina S.A. and Embotelladoras Coca-Cola Polar S.A. as of March 31, 2012, in accordance with the agreements and information approved at the Special Shareholders’ Meeting that approved the merger, agreements and information that are understood form part of this article for all legal effects.  The merger will become perfected on the date that the representatives of Embotelladora Andina S.A. and Embotelladoras Coca-Cola Polar S.A. grant a public deed under the same terms declaring the merger materialized by both entities, by which all assets and liabilities recorded in the books, inventories and balance sheet of Embotelladoras Coca-Cola Polar S.A. shall be materially granted to Embotelladora Andina S.A., as of April 1, 2012, as well as those acquired by Embotelladoras Coca-Cola Polar S.A. between that date and the date the merger becomes material, stating the dispositions in that deed and granting declarations and authorizations necessary to register the goods that form part of the assets of Embotelladoras Coca-Cola Polar S.A. in the name of Embotelladora Andina S.A.  Embotelladora Andina S.A. shall account for the assets and liabilities absorbed at the financial value of same and will keep record of the tax value held by the assets and liabilities of Embotelladoras Coca-Cola Polar in accordance with the dispositions under article 64 of Tax Code and Circular N°45 dated July 16, 2001 of the Chilean Internal Revenue Service.  As a consequence of the merger, Embotelladora Andina S.A. will be the successor and legal continuator of Embotelladoras Coca-Cola Polar S.A. for all legal effects.  Likewise, the Company becomes jointly and severally responsible for and is obligated to pay any taxes that Embotelladoras Coca-Cola Polar S.A. may owe in accordance to Article 60 of the Tax Code.

TRANSITORY ARTICLE TWO: The company´s capital equity is Ch$270,759,000,000  divided into 473,289,368 Series A shares and 473,289,368 Series B shares, both preferred and with no par value, which have been paid and will be paid for as follows:  1) With the amount of Ch$230,892,000,000 corresponding to 380,137,271 Series A shares and 380,137,271 Series B shares, which are fully subscribed and paid for; and 2) with the amount of Ch$39,867,000,000 through the issuance of 93,152,097 Series A shares and 93,152,097 Series B shares, both preferred and with no par value, agreed as part of the merger by incorporation of Embotelladoras Coca-Cola Polar S.A. into Embotelladora Andina S.A. approved at the Special Shareholders’ Meeting held June 25, 2012.  Said shares will be distributed amongst the shareholders of Embotelladoras Coca-Cola Polar S.A. recorded as of the date on which the Board of Directors of Embotelladora Andina S.A. sets the distribution and exchange of shares at a rate of 0.33268606071 shares per Series A shares of Andina and 0.33268606071 shares per Series B shares of Andina for each share they shall own of Polar, which will be paid for by the patrimony of Embotelladoras Coca-Cola Polar S.A. as of April 1, 2012 which will be absorbed by Embotelladora Andina S.A. in the merger, on the date that the merger becomes material and, on October 31, 2012 at the latest.

By Public Deed dated October 14, 2013, granted by Notary Public of Santiago, Mr., Eduardo Avello C. evidence is given of a full-fledged equity decrease in accordance with the dispositions under Article 27 of Law 18,046.  An abstract thereof is registered as a marginal note of the Company’s registration of the Santiago Registry of Commerce on October 16 of that same year.  In accordance with the aforementioned, the capital stock decreased by Ch$21,724,544 and was divided into 473,289,301 Series A shares and 473,281,303 Series B shares.